Exhibit 4.1

                        CONSULTANT COMPENSATION AGREEMENT

     This Agreement is effective as of the 14th day of August, 1996 by and between Cyclo3pss Company, a Delaware corporation (the Company") and John Sloan, (the Consultant").

     WHEREAS, the Company is a public company; and

     WHEREAS, the Consultant is in the business of assisting public companies in financial relations; and

     WHEREAS, the Company desires to retain the Consultant to provide consulting services for the Company; and

     WHEREAS, the Board of Directors of Cyclo3pss Corporation has adopted a Compensation Agreement for compensation for one individual Consultant, who is a natural person; and

     WHEREAS, Cyclo3pss Corporation and the Consultant intend that this Plan shall be a "written compensation agreement" as defined in Rule 405 of the Securities and Exchange Commission (the "Commission") pursuant to which Cyclo3pss Corporation may issue "freely tradeable" shares of its common stock as payment for services rendered pursuant to an S-8 Registration Statement to be filed with the Commission by Cyclo3pss Corporation.

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   Duties and Involvement.

     a. The Company hereby engages Consultant to provide financial public relations services and other consulting services. Such services will generally include advice to and consulting with the Company's management concerning marketing surveys, investor profile information, methods of expanding investor support and increasing investor awareness of the Company and its products and/or services. Consultant will also provide additional services to the Company, including broker relations, assisting in the preparation and formatting of due diligence meetings, and attendance at conventions and trade shows, all as more fully set forth in Exhibit A" attached hereto and incorporated herein by reference. The services to be performed by the Consultant hereunder will be personally rendered by the Consultant, and no one acting for or on behalf of the Consultant, except those persons normally employed by the Consultant in rendering service to others, such as secretaries, bookkeepers and the like.

[PAGE]

     b. Consultant acknowledges that he is not an officer, director, or agent of the Company, that he is not and will not be responsible for any management decision on behalf of the Company and that he may not commit the Company to any action. Consultant represents that it does not have, through stock ownership or otherwise, the power to control the Company nor to exercise any dominating influence over its management.

     c. Limitation on Services. None of the securities rendered by the consultant and paid for by the issuance of shares hereunder shall be services related to any "capital raising" transaction.

     2. Term. This Agreement shall continue for twelve (12) months from the date of this Agreement; provided that Consultant's employment hereunder may be terminated during the term of this Agreement under the following circumstances:

     a. Cause. The Company may immediately terminate Consultant's employment hereunder for cause without prior notice. For purposes of this Agreement, the Company shall have "cause" to terminate Consultant's employment hereunder upon (i) the willful failure or refusal by Consultant to perform his duties hereunder: or (ii) Consultant's willful misconduct which is materially injurious to the Company, monetarily or otherwise or (iii) the violation by Consultant of the provisions of this Agreement.

     b. Termination by the Company with Notice. The Company may terminate this Agreement at any time upon 30 days' written notice.

     3. Compensation. As total and complete consideration for the services to be provided by the Consultant to the Company, the Company agrees to issue to Consultant 300,000 shares of the Company's Common Stock in such installments and at such times during the term of this Agreement as the Company's management shall determine that the shares have been earned by the performance of the services required pursuant to the terms of this Agreement. The Company agrees at it's expense, to file a Registration Statement on form S-8 to register the shares issued hereunder prior to the 1st issuance of shares.

b. Independent Contractor. All services rendered by the Consultant hereunder are rendered as an independent contractor, and the Consultant shall be liable for any FICA taxes, withholding or other similar taxes or charges, and the Consultant shall indemnify and hold Cyclo3pss harmless therefrom; it is understood and agreed that the value of all such items has been taken into account by the Consultant in computing the compensation to be paid for the services the Consultant will render to Cyclo3pss Corporation.

     4. Services not Exclusive. The Consultant shall devote such of its time and effort necessary to the discharge of its duties hereunder. The Company acknowledges that the Consultant is engaged in other business activities and that it will continue such activities during the term of this Agreement. The Consultant shall not be restricted from engaging in other business activities during the term of this Agreement.

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     5.   Confidentiality. Consultant acknowledges that he will have access to confidential information regarding the Company and its business. Consultant agrees that it will not, during or subsequent to the term of this Agreement, divulge, furnish, or make accessible to any person (other than with the written permission of the Company) any knowledge or information or plans of the Company with respect to the Company or its business, including, but not limited to, the products of the Company, whether in the concept or development stage or being marketed by the Company on the effective date of this Agreement or during the term hereof.

     6. Covenant not to Compete. During the term of this Agreement, Consultant warrants, represents and agrees that he will not directly or indirectly compete with the Company nor perform consulting services for other company's which directly or indirectly compete with the Company.

     7. Representations and Warranties of Cyclo3pss Corporation Cyclo3pss Corporation represents and warrants to, and covenants with, the Consultant as follows:

     a. Corporate Status. Cyclo3pss Corporation is a corporate duly organized, validly existing and in good standing under the laws of the State of Delaware and is licensed or qualified as a foreign corporation in all states in which the nature of its business or the character or ownership of its properties makes such licensing or qualification necessary.

      b. Compensation Plan. The Board of Directors of Cyclo3pss Corporation has duly adopted a Compensation Plan as defined in Rule 405 of the Commission pursuant to which Cyclo3pss Corporation may issue freely tradeable shares of its common stock as payment for services rendered, subject to the filing and effectiveness of an S-8 Registration Statement to be filed with the Commission by Cyclo3pss Corporation.

     c. Registration Statement on Form S-8. Cyclo3pss Corporation shall engage the services of a competent professional to prepare and file a Registration Statement on Form S-8 with the Commission to cover the Shares to be issued under the Plan; shall cooperate with such professional in every manner whatsoever to the extent reasonably required or necessary so that such Registration Statement shall be competently prepared, which Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and which Registration Statement shall become effective immediately upon its filing and Cyclo3pss Corporation will provide to the Consultant prior to the issuance of shares hereunder, in whole or in part, a copy of such Registration Statement, and all quarterly, annual or current reports or other documents incorporated by reference into such Registration Statement and any other similar reports filed or publicly disseminated following the effective date of such Registration Statement.

     d. Federal and State Securities Laws, Rules and Regulations. Cyclo3pss Corporation shall fully comply with any and all federal or state securities laws, rules and regulation governing the granting of the Option and the issuance of any Option Shares.

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     e.   Reports With the Commission.  Cyclo3pss Corporation is required to file reports with the Commission and has or will file with the Commission all reports required to be filed by it forthwith, and such reports are or will be true and correct in every material respect and Cyclo3pss will continue to comply with these reporting requirements and keep such reports current so long as any of the Shares remain to be issued hereunder.

     f. Corporate Authority and Due Authorization. Cyclo3pss has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The Execution of this Agreement and performance by Cyclo3pss hereunder have been duly authorized by all requisite corporate action on the part of Cyclo3pss, and this Plan constitutes a valid and binding obligation of Cyclo3pss and performance hereunder will not violate any provision of the Articles of Incorporation, Bylaws, agreements, mortgages or other commitments of Cyclo3pss.

     8. Representations and Warranties of the Consultant. The Consultant represents and warrants to, and covenants with, Cyclo3pss Corporation as follows:

     a. Employment. The Consultant hereby acknowledges employment by Cyclo3pss for the services to be performed hereunder and that such services will be personally rendered by the Consultant, and no one act in for or on behalf of the Consultant.

     b. Sophisticated Investor. The Consultant represents and warrants that, by reason of income, net assets, education, background and business acumen, he has the experience and knowledge to evaluate the risks and merits attendant to an investment in shares of common stock of Cyclo3pss, either singly or through the aid and assistance of a competent professional, and is fully capable of bearing the economic risk of loss of his total investment.

     c. Suitability of Investment. Commencing with the execution of this Plan, the Consultant shall provide the services outlined herein to Cyclo3pss, and the Consultant, singly, or through the advice of a competent professional, fully believes that an investment in shares of Common stock of Cyclo3pss is suitable investment for the Consultant.

     d. Limitation on Services. None of the services rendered by the Consultant and paid for by the issuance of shares hereunder have been or will be services related to any capital raising" transaction.

     e. Authority and Authorization. The Consultant has full power and authority to enter into this Plan and carry out the obligations hereunder. Execution of this Plan and performance by the Consultant hereunder constitutes a valid and binding obligation of the Consultant and performance hereunder will not violate any other agreement to which the Consultant is a party.

     9.   Assignment.    This Agreement may not be assigned be either party
hereto.

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     10.  Arbitration.   Any dispute arising between Consultant and the Company
concerning this Agreement or its interpretation shall be resolved by submission to arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association then in effect. Any award made by such arbitrator shall be binding and conclusive for all purposes thereof, may include injunctive relief, and may be entered as a final judgement in any court of competent jurisdiction. The costs and expenses of such arbitration shall be borne in accordance with the determination of the arbitrators.

     11.  Indemnity.   Cyclo3pss and Consultant agree to indemnify and hold the
other harmless for any loss or damage resulting from any misstatement of a material fact or omission to the state a material fact by the other contained herein or contained in the S-9 Registration Statement of Cyclo3pss to be filed hereunder, to the extent that any misstatement or omission contained in the Registration Statement was based upon information supplied by the other.

     12. Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given: (i) two hours after delivered personally to the party to be notified; or (ii) three business days after deposited in the U.S. mail, postage paid via registered or certified mail, return receipt requested. Notices to the Company shall be addressed to its Chairman at its principal executive office and to the Consultant at the address set forth beneath the signature line, or to such other addresses as either party may designate by notice to the other party.

     13. Governing Law. This Agreement shall be constructed by and enforced in accordance with the laws of the State of Utah.

     14. Entire Agreement. This Agreement contains the entire understanding and agreement between the parties. There are no other agreements, conditions or representations, oral or written, express or implied, with regard thereto. This Agreement may be amended only in writing signed by both parties.

     15. Non-waiver. A delay or failure by either party to exercise a right under thisAgreement, or partial or single exercise of that right, shall not constitute a waiver of that or any other right.

     16. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

     17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

     18. Binding Effect. The provisions of this Agreement shall be binding upon the parties, their successors and assigns.

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     19.  Severability.  If any provisions of this Agreement or application thereof to any person or circumstance shall be deemed or held to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement shall not be affected and the application of such affected provision shall be enforced to the greatest extent possible under law.

     20. Pronouns. All the words used in this Agreement, regardless of the number and gender in which they are used, shall be deemed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter as the context may require.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement to be effective as of the day and the year first above written.

                                    For:  Cyclopss Corporation

                                    By: /s/John M. Williams
                                        -----------------------------
                                       John M. Williams, CEO

                                    For:  John Sloan

                                    By:/s/John Sloan
                                    ---------------------------------
                                    John Sloan